Exhibit 99.1

Forest Oil Announces First Quarter 2012 Results

First Quarter 2012 Net Sales Volumes of 337 MMcfe/d; 1% Decrease from First Quarter 2011 and Fourth Quarter 2011

First Quarter 2012 Oil Net Sales Volumes of 8.4 MBbls/d; 47% Increase from First Quarter 2011 and 4% Increase from Fourth Quarter 2011

First Quarter 2012 Natural Gas Liquids Net Sales Volumes of 9.5 MBbls/d; 7% Increase from First Quarter 2011 and 4% Increase from Fourth Quarter 2011

Oil and Natural Gas Liquids Account for 32% of Net Sales Volumes in First Quarter 2012; Highest Percentage since Early 2007

DENVER--(BUSINESS WIRE)--April 30, 2012--Forest Oil Corporation (NYSE:FST) (Forest or the Company) today announced financial and operational results for the first quarter of 2012.

The comparative first quarter of 2011 information contained in this press release, unless otherwise indicated, relates only to the retained operations of Forest and excludes the operations of Lone Pine Resources Inc. (NYSE: LPR) (TSX: LPR), which was spun-off to Forest shareholders on September 30, 2011.

Forest reported the following highlights for the three months ended March 31, 2012:

  Net sales volumes of 337 MMcfe/d decreased 1% from the first quarter of 2011 and from the fourth quarter of 2011 due to 9 MMcfe/d of production downtime associated primarily with a third-party plant outage in Oklahoma
  Oil net sales volumes of 8.4 MBbls/d organically increased 47% from the first quarter of 2011 and 4% from the fourth quarter of 2011
  Natural gas liquids net sales volumes of 9.5 MBbls/d organically increased 7% from the first quarter of 2011 and 4% from the fourth quarter of 2011
  Oil and natural gas liquids accounted for 32% of net sales volumes in the first quarter of 2012 versus 26% in the first quarter of 2011 and 30% in the fourth quarter of 2011
  Adjusted net earnings of $13 million decreased 39% from the corresponding 2011 period
  Adjusted EBITDA of $126 million decreased 2% from the corresponding 2011 period
  Adjusted discretionary cash flow of $95 million increased 3% from the corresponding 2011 period

H. Craig Clark, President and CEO, stated, "Our efforts to grow our oil and liquids production are evident from the first quarter results. We were able to achieve organic oil and liquids production growth of 24% compared to the first quarter of 2011, which resulted in oil and liquids comprising 32% of total first quarter 2012 production, our highest percentage in approximately five years. We have also decided to move the one rig we had in the Haynesville Shale to East Texas so our entire capital program is now dedicated to oil and liquids development.

“The Texas Panhandle Area continues to be the primary driver of our oil and liquids growth and we successfully completed a well in yet another oil interval in the first quarter, the Tonkawa, bringing the total intervals drilled horizontally to thirteen in this area. The Tonkawa well exceeded expectations and came online at 2,100 Boe/d (78% oil and 10% natural gas liquids). We have identified approximately 1,100 engineered, horizontal locations in the Texas Panhandle Area, providing a significant inventory of oil and liquids projects.

“Our Eagle Ford Shale program continues to evolve towards a full development opportunity. Our efforts to land the lateral in the uppermost part of the interval are yielding more consistent results, with 30-day initial production rates averaging 468 Boe/d, which approximates our type curve.

“Similar to the Texas Panhandle Area, the stacked-pay nature of our acreage in East Texas provides us with the opportunity to selectively target liquids-rich Cotton Valley intervals. Subsequent to the highly successful wells announced in East Texas in early 2012, Forest drilled an additional well that had a 24-hour initial production rate of 10.3 MMcfe/d with liquids comprising approximately 40% of the total. These liquids-rich wells continue to exceed our expectations and will be an increased focus for us in 2012 with a two rig drilling program.

“While in its development infancy, the Permian Basin program has yielded valuable information in well bore and completion design, and we look forward to utilizing the most effective drilling and completion techniques to unlock the valuable resource we believe to be in place.

“First quarter results have provided a solid foundation for us to build on for the remainder of 2012. While natural gas prices continue to languish, our efforts to grow our oil and liquids production should result in a successful year for Forest.”

FIRST QUARTER 2012 RESULTS

For the three months ended March 31, 2012, Forest reported a net loss of $33 million, or $(0.29) per diluted share. This compares to Forest's net loss from continuing operations of $10 million, or $(0.09) per diluted share, in the corresponding 2011 period. The net loss for the three months ended March 31, 2012 was affected by the following items:

  The non-cash effect of net unrealized gains on derivative instruments totaling $5 million ($3 million net of tax)
  The non-recurring effect of accrued legal proceeding liabilities totaling $23 million ($15 million net of tax)
  The non-cash effect of a ceiling test write-down of natural gas properties in Italy totaling $35 million ($35 million net of tax, including a related valuation allowance recorded against deferred tax assets)

Without the effect of these items, Forest's adjusted net earnings and earnings per share for the three months ended March 31, 2012 decreased 39% and 42% to $13 million, or $0.11 per diluted share, respectively, compared to $22 million, or $0.19 per diluted share, in the corresponding 2011 period. Forest's adjusted EBITDA for the three months ended March 31, 2012 decreased 2% to $126 million compared to $128 million in the corresponding 2011 period. Forest's adjusted discretionary cash flow for the three months ended March 31, 2012 increased 3% to $95 million compared to $92 million in the corresponding 2011 period.

Net Sales Volumes, Average Realized Prices, and Revenues

Forest's net sales volumes for the three months ended March 31, 2012 decreased 1% from the corresponding 2011 period and from the fourth quarter of 2011. Net sales volumes in the Texas Panhandle Area were negatively impacted by 9 MMcfe/d in the first quarter of 2012 due primarily to a plant outage in Oklahoma. Forest’s net sales volumes were comprised of 32% oil and natural gas liquids in the first quarter of 2012 compared to 26% in the corresponding 2011 period and 30% in the fourth quarter of 2011. This represents an organic increase in oil and natural gas liquids net sales volumes of 24% compared to the first quarter of 2011 and 4% compared to the fourth quarter of 2011. The following table details the components of net sales volumes, average realized prices, and revenues for the three months ended March 31, 2012:

	Three Months Ended March 31, 2012
	Gas	Oil	NGLs	Total
	(MMcf/d)	(MBbls/d)	(MBbls/d)	(MMcfe/d)

Net Sales Volumes	229.6	8.4	9.5	337.3

Average Realized Prices	Gas ($/Mcf)	Oil ($/Bbl)	NGLs ($/Bbl)	Total ($/Mcfe)

Average realized prices not including realized derivative gains and losses	$2.30	$103.59	$36.28	$5.18
Realized gains (losses) on NYMEX derivatives	1.17	(2.79)	(1.12)	0.69
Average realized prices including realized derivative gains and losses	$3.47	$100.80	$35.16	$5.87

Revenues (in thousands)	Gas	Oil	NGLs	Total

Revenues not including realized derivative gains and losses	$48,028	$79,451	$31,422	$158,901
Realized gains (losses) on NYMEX derivatives	24,441	(2,140)	(973)	21,328
Revenues including realized derivative gains and losses	$72,469	$77,311	$30,449	$180,229

Total Cash Costs

Forest's total cash costs and per-unit cash costs remained consistent in the first quarter of 2012 compared to the corresponding 2011 period. Production expense increased primarily as a result of additional water disposal costs associated with oil production in the Texas Panhandle Area and the Eagle Ford Shale. The Company plans to lower its future disposal costs by drilling additional water disposal wells in 2012. This increase was offset by decreased interest expense due to the redemption of the Company’s 8% senior notes in December of 2011.

The following table details the components of total cash costs for the comparative periods:

	Three Months Ended March 31,
	2012	Per Mcfe	2011	Per Mcfe
	(In thousands, except per-unit amounts)

Production expense	$42,732	$1.39	$38,887	$1.26
General and administrative expense (excluding stock-based compensation of $3,450 and $4,860, respectively)	11,934	0.39	10,960	0.36
Interest expense	33,392	1.09	38,037	1.24
Current income tax expense	(218)	(0.01)	(399)	(0.01)
Total cash costs	$87,840	$2.86	$87,485	$2.84

Total cash costs is a non-GAAP measure that is used by management to assess the Company’s cash operating performance. Forest defines total cash costs as all cash operating costs, including production expense; general and administrative expense (excluding stock-based compensation); interest expense; and current income tax expense.

Depreciation and Depletion Expense

Forest's per-unit depreciation and depletion expense for the three months ended March 31, 2012 increased 38% to $2.18 per Mcfe compared to $1.58 per Mcfe in the corresponding 2011 period. The increase was primarily the result of higher finding and development costs associated with Forest's oil and natural gas liquids focused capital expenditure program.

Ceiling Test Write-down

In early April 2012, an Italian regional regulatory body denied approval of an environmental impact assessment needed in order for Forest to commence production in Italy. Forest plans to appeal the region’s denial in court. In the meantime, Forest has determined that its Italian natural gas reserves should be reclassified from proved to probable. As a result, Forest recorded a non-cash ceiling test write-down of its Italian cost center of $35 million under the full cost method of accounting.

Legal Liabilities

In late February 2012, Forest received an unfavorable arbitration decision. The proceeding involved claims asserted by a landowner-claimant based on the diminution in value of its land and related damages allegedly resulting from operational and reclamation practices employed by Forest primarily in the 1970s and 1980s. Forest believes the arbitration decision is without merit and will seek to vacate it. However, under applicable accounting rules, the Company accrued as a liability the $22 million monetary amount of the decision.

Total Capital Expenditures

Forest's exploration and development capital expenditures for the three months ended March 31, 2012 were $181 million compared to $130 million in the corresponding 2011 period. The exploration and development capital expenditures in the first quarter of 2012 included $31 million of New Ventures capital designed to gather data and test concepts on new plays that did not have a material contribution to our current results.

Forest’s land and leasehold acquisitions for the three months ended March 31, 2012 were $45 million compared to $55 million in the corresponding 2011 period. The land and leasehold acquisitions in 2012 and 2011 were a result of Forest's strategic decision to expand exposure to prospective oil and natural gas liquids areas. The majority of the land and leasehold acquisitions in the first quarter of 2012 were associated with the acquisition of undeveloped acreage in the Wolfbone play in Pecos and Reeves Counties, Texas in exchange for 2.7 million shares of Forest common stock valued at $36 million. The following table summarizes total capital expenditures for the comparative periods (in thousands):

	Three Months Ended March 31,
	2012	2011

Exploration and development	$181,387	$130,350
Land and leasehold acquisitions - Cash	8,424	54,542
Land and leasehold acquisitions - Stock	36,431	-
	$226,242	$184,892

Add:
ARO, capitalized interest, and capitalized equity compensation	6,174	5,403
Total capital expenditures	$232,416	$190,295

OPERATIONAL PROJECT UPDATE

Texas Panhandle Area

Forest holds approximately 184,000 gross acres (111,000 net) and is currently running 5 rigs in the Texas Panhandle Area.

Since Forest's last earnings release, the Company completed two horizontal Granite Wash wells (94% working interest) that had an average 24-hour initial production rate of 13 MMcfe/d, including approximately 1,400 Bbls/d of oil and natural gas liquids or 64% of total equivalent production.

Additionally, the Company completed one Missourian Wash well (100% working interest) that had a 24-hour initial production rate of 650 Boe/d. This well was completed with a shorter lateral, testing the areal extent of the Missourian Wash interval.

Forest completed its first Tonkawa well during the first quarter of 2012. The Tonkawa well (89% working interest) had a 24-hour initial production rate of 1,640 Bbls/d of oil, 200 Bbls/d of natural gas liquids, and 1.6 MMcf/d of natural gas, for a total equivalent rate of 2,100 Boe/d. Forest has initially identified 63 Tonkawa potential locations, with additional acreage being reviewed for prospectivity.

The Company experienced production curtailments in the Texas Panhandle Area related to a downstream NGL plant outage and to third party compression issues, which together resulted in a reduction of net sales volumes of approximately 9 MMcfe/d during the quarter. The plant outage was due to a NGL storage facility leak at the Oneok Medford plant, which resulted in a reduction of Forest’s net quarterly sales volumes of approximately 6 MMcfe/d. The production curtailment associated with the plant outage has been fully restored. An additional 3 MMcfe/d of the curtailment was associated with third-party high line pressure issues. In order to reduce this curtailment, Forest has installed loop lines, compression, and has transitioned a portion of its production in this area to a new gas gatherer.

Eagle Ford Shale

Forest holds approximately 112,000 gross acres (103,000 net) and is currently running one rig in the oil-bearing section of the Eagle Ford Shale play.

Since Forest’s last earnings release, the Company completed three horizontal wells (100% working interest) targeting the upper-most member of the Eagle Ford Shale interval. The first well reached a 24-hour maximum production rate of 605 Boe/d (96% oil). This well, which utilized a new stimulation design, had a 30-day average production rate of greater than 500 Boe/d and, in less than 60 days, had cumulative production of approximately 25,000 barrels of oil.

Forest completed its second and third wells in April and they are currently testing at 24-hour rates of 449 Boe/d (92% oil) and 116 Boe/d (97% oil). The third well was drilled in the most structurally up-dip acreage position in order to delineate the areal extent of the play.

The Eagle Ford Shale development plan has evolved from targeting the lower section of the interval with larger fracture stages to targeting the uppermost section of the interval using smaller fracture stages. The results from this transition have led to a 133% increase in the wells’ 30-day average production rate to 468 Boe/d from the initial development program average production rate of 201 Boe/d.

East Texas / North Louisiana Area - Cotton Valley & Haynesville Shale

Forest holds approximately 163,000 gross acres (123,000 net) in the East Texas / North Louisiana Area.

Since Forest's last earnings release, the Company completed one horizontal Cotton Valley well (90% working interest) in East Texas that had an average 24-hour initial production rate of 10.3 MMcfe/d, including 662 Bbls/d of oil and natural gas liquids or 39% of total equivalent production. Forest currently has two rigs running in this area focusing on the liquids-rich Cotton Valley interval.

Additionally, Forest completed one well in its Red River Parish acreage (57% working interest) that had an average initial restricted rate of approximately 9.5 MMcf/d, with flowing pressures averaging 7,800 psi. This well has averaged 8.0 MMcf/d over its first 42 producing days. Due to the current low natural gas price environment, Forest has redeployed the Haynesville rig to drill the liquids-rich Cotton Valley interval in East Texas.

Permian Basin

Forest holds approximately 126,000 gross acres (114,500 net) in the Permian Basin, including 68,500 gross acres (63,000 net) in the Delaware Basin prospective for the Wolfbone oil play and 57,500 gross acres (51,500 net) in the Midland Basin prospective for the Wolfcamp Shale oil play.

Since Forest's last earnings release, the Company completed two horizontal Wolfcamp Shale oil wells (100% working interest) that had average 24-hour initial production rates of approximately 200 Boe/d (96% oil). The wells were completed in the lower part of the Wolfcamp Shale interval. Based on initial well data, Forest intends to target the middle and upper portion of the Wolfcamp Shale interval in the future development of the play.

After the completion of the Wolfcamp Shale oil wells, Forest moved the rig to the Delaware Basin to drill its first vertical Wolfbone well, which is currently awaiting completion. The drilling of a second well has commenced and is scheduled to be completed in the second quarter of 2012.

NATURAL GAS, NATURAL GAS LIQUIDS, AND OIL DERIVATIVES

As of April 30, 2012, Forest had natural gas, natural gas liquids, and oil derivatives in place for 2012 and 2013 covering the aggregate average daily volumes and weighted average prices shown below. Since Forest’s last earnings release, the Company has added an additional 34.3 Bbtu/d of Calendar 2013 natural gas swaps at $4.00 per MMBtu.

	Apr - Dec
	2012		2013
Natural gas swaps:
Contract volumes (Bbtu/d)	155.0	(1)	134.3
Weighted average price (per MMBtu)	$4.63		$4.02

Natural gas liquids swaps:
Contract volumes (MBbls/d)	2.0		-
Weighted average price (per Bbl)	$45.22		$-

Oil swaps:
Contract volumes (MBbls/d)	4.7		-
Weighted average price (per Bbl)	$97.60		$-

(1)

50 Bbtu/d of 2012 gas swaps (with a weighted average hedged price per MMBtu of $5.30) are layered with a put of $3.53 and a call spread of $4.00 to $4.50.  Together with the put and call spread, Forest will receive the swap price of $5.30 on the 50 Bbtu/d except as follows: Forest receives (i) NYMEX Henry Hub (HH) plus $1.77 when NYMEX HH is below $3.53; (ii) $5.30 plus the value of the call spread when NYMEX HH is between $4.00 and $4.50; and (iii) $5.80 when NYMEX HH is $4.50 or above.

In connection with entering into certain 2012 gas swaps with premium hedged prices, Forest granted oil puts to the counterparties, giving the counterparties the option to put 5 MBbls/d to Forest at $75.00 per Bbl on a monthly basis during the period April 2012 through December 2012.

In connection with several swaps shown in the table above, Forest granted swaption instruments to counterparties in exchange for Forest receiving premium hedged prices on the swaps. The table below sets forth the outstanding swaptions as of April 30, 2012:

	July - Dec 2012	2013	2014
Natural gas swaptions:
Contract volumes (Bbtu/d)	-	40.0	-
Weighted average price (per MMBtu)	$-	$4.02	$-

Oil swaptions:
Contract volumes (MBbls/d)	0.5	5.0	5.0
Weighted average price (per Bbl)	$107.10	$101.00	$105.80

2012 GUIDANCE

The detail below represents Forest’s updated guidance for total capital expenditures, natural gas liquids price realizations, and depreciation, depletion, and amortization expense for the full year 2012. The updated guidance remains subject to the cautionary statements and limitations contained in Forest’s December 12, 2011 press release under the caption “2012 Guidance” as well as those stated below under the caption “Forward-Looking Statements.” Except as indicated below, guidance detailed in Forest’s press release dated December 12, 2011 remains unchanged.

Total Capital Expenditures: For the year ended December 31, 2012, Forest intends to invest between $585 million and $635 million for capital activities (excluding capitalized interest, capitalized stock-based compensation, and asset retirement obligations incurred). This represents an increase of $35 million from previous guidance due exclusively to the non-cash Wolfbone acreage purchase completed in February of 2012.

NGL Realizations: Based primarily on recent declines in ethane and propane prices relative to WTI crude, Forest expects its NGL realizations in 2012 will average 35% of the WTI price. Forest previously guided NGL realizations of 45% of the WTI price.

Depreciation, Depletion, and Amortization (DD&A) Expense: Forest expects its DD&A rate will be $2.25 to $2.45 per Mcfe. Forest previously guided a DD&A rate of $2.00 to $2.20 per Mcfe.

NON-GAAP FINANCIAL MEASURES

Adjusted Net Earnings

In addition to reporting net loss from continuing operations as defined under generally accepted accounting principles (GAAP), Forest also presents adjusted net earnings from continuing operations (adjusted net earnings), which is a non-GAAP performance measure. Adjusted net earnings consists of net loss from continuing operations after adjustment for those items shown in the table below. Adjusted net earnings does not represent, and should not be considered an alternative to, GAAP measurements such as net loss from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes that the measure is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management does not view adjusted net earnings in isolation and also uses other measurements, such as net loss from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net loss from continuing operations, the most directly comparable GAAP measure, to adjusted net earnings for the periods presented (in thousands):

	Three Months Ended March 31,
	2012	2011

Net loss from continuing operations	$(32,673)	$(9,921)

Unrealized (gains) losses on derivative instruments, net of tax	(3,383)	31,794
Legal proceeding liabilities, net of tax	14,574	-
Ceiling test write-down of natural gas properties in Italy	34,817	-
Adjusted net earnings	$13,335	$21,873

Earnings attributable to participating securities	(297)	(438)
Adjusted net earnings for diluted earnings per share	$13,038	$21,435

Weighted average number of diluted shares outstanding	114,079	112,120

Adjusted diluted earnings per diluted share	$0.11	$0.19

Adjusted EBITDA

In addition to reporting net loss from continuing operations as defined under GAAP, Forest also presents adjusted net earnings before interest, income taxes, depreciation, depletion, and amortization from continuing operations (adjusted EBITDA), which is a non-GAAP performance measure. Adjusted EBITDA consists of net loss from continuing operations after adjustment for those items shown in the table below. Adjusted EBITDA does not represent, and should not be considered an alternative to, GAAP measurements such as net loss from continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating the items shown below, Forest believes the measure is useful in evaluating its fundamental core operating performance. Forest also believes that adjusted EBITDA is useful to investors because similar measures are frequently used by securities analysts, investors, and other interested parties in their evaluation of companies in the oil and gas industry. Forest's management uses adjusted EBITDA to manage its business, including in preparing its annual operating budget and financial projections. Forest's management does not view adjusted EBITDA in isolation and also uses other measurements, such as net loss from continuing operations and revenues to measure operating performance. The following table provides a reconciliation of net loss from continuing operations, the most directly comparable GAAP measure, to adjusted EBITDA for the periods presented (in thousands):

	Three Months Ended March 31,
	2012	2011

Net loss from continuing operations	$(32,673)	$(9,921)

Income tax expense (benefit)	915	(4,373)
Unrealized (gains) losses on derivative instruments, net	(5,312)	49,784
Legal proceeding liabilities	22,847	-
Interest expense	33,392	38,037
Ceiling test write-down of natural gas properties in Italy	34,817	-
Accretion of asset retirement obligations	1,598	1,449
Depreciation, depletion, and amortization	66,970	48,544
Stock-based compensation	3,017	4,473

Adjusted EBITDA	$125,571	$127,993

Adjusted Discretionary Cash Flow

In addition to reporting net cash provided by operating activities of continuing operations as defined under GAAP, Forest also presents adjusted discretionary cash flow of continuing operations (adjusted discretionary cash flow), which is a non-GAAP liquidity measure. Adjusted discretionary cash flow consists of net cash provided by operating activities of continuing operations after adjustment for those items shown in the table below. This measure does not represent, and should not be considered an alternative to, GAAP measurements such as net cash provided by operating activities of continuing operations (its most comparable GAAP financial measure), and Forest's calculations thereof may not be comparable to similarly titled measures reported by other companies. Forest's management uses adjusted discretionary cash flow as a measure of liquidity and believes it provides useful information to investors because it assesses cash flow from operations before changes in operating assets and liabilities, which fluctuate due to the timing of collections of receivables and the settlements of liabilities, and other items. Forest's management uses adjusted discretionary cash flow to manage its business, including in preparing its annual operating budget and financial projections. This measure does not represent the residual cash flow available for discretionary expenditures. Forest’s management does not view adjusted discretionary cash flow in isolation and also uses other measurements, such as net cash provided by operating activities of continuing operations to measure operating performance. The following table provides a reconciliation of net cash provided by operating activities of continuing operations, the most directly comparable GAAP measure, to adjusted discretionary cash flow for the periods presented (in thousands):

	Three Months Ended March 31,
	2012	2011

Net cash provided by operating activities of continuing operations	$93,559	$119,698

Changes in operating assets and liabilities:
Accounts receivable	(6,355)	(20,308)
Other current assets	424	166
Accounts payable and accrued liabilities	11,538	3,145
Accrued interest and other current liabilities	(27,260)	(10,488)
Legal proceeding liabilities (1)	22,847	-

Adjusted discretionary cash flow	$94,753	$92,213

(1)	The legal proceeding liabilities is a non-recurring item. Including the effect of this item, adjusted discretionary cash flow would have been $72 million for the three months ended March 31, 2012.

Net Debt

In addition to reporting total debt as defined under GAAP, Forest also presents net debt, which is a non-GAAP debt measure. Net debt consists of the principal amount of debt adjusted for cash and cash equivalents at the end of the period. Forest's management uses net debt to assess Forest's indebtedness. The following table sets forth the components of net debt (in thousands):

	March 31, 2012		December 31, 2011
	Principal	Book(1)	Principal	Book(1)
Credit facility	$215,000	$215,000	$105,000	$105,000
7% Senior subordinated notes due 2013	12	12	12	12
8 1/2% Senior notes due 2014	600,000	589,062	600,000	587,611
7 1/4% Senior notes due 2019	1,000,000	1,000,407	1,000,000	1,000,421
Total debt	1,815,012	1,804,481	1,705,012	1,693,044

Less: cash and cash equivalents	877	877	3,012	3,012

Net debt	$1,814,135	$1,803,604	$1,702,000	$1,690,032

(1)

Book amounts include the principal amount of debt adjusted for unamortized net discounts on the issuance of certain senior notes of $(11) million and $(12) million at March 31, 2012 and December 31, 2011, respectively.

TELECONFERENCE CALL

A conference call is scheduled for Tuesday, May 1, 2012, at 12:00 PM MT to discuss the release. You may access the call by dialing toll free 866.783.2140 (for U.S./Canada) and 857.350.1599 (for International) and request the Forest Oil teleconference (ID # 29545737). The conference call will also be webcast live on the Internet and can be accessed by going to the Forest Oil website at www.forestoil.com in the “Investor Relations” section of the website. A Q&A period will follow.

A replay will be available from May 1 through May 15, 2012. You may access the replay by dialing toll free 888.286.8010 (for U.S./Canada) and 617.801.6888 (for International), conference ID # 45267651. An archive of the conference call webcast will also be available at www.forestoil.com in the “Investor Relations” section of the website.

FORWARD-LOOKING STATEMENTS

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, that address activities that Forest assumes, plans, expects, believes, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements provided in this press release are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forest cautions that future natural gas and liquids production, revenues, cash flows, liquidity, plans for future operations, expenses, outlook for oil and natural gas prices, timing of capital expenditures, and other forward-looking statements relating to Forest are subject to all of the risks and uncertainties normally incident to their exploration for and development and production and sale of oil and natural gas.

These risks relating to Forest include, but are not limited to, oil and natural gas price volatility, its level of indebtedness, its ability to replace production, its ability to compete with larger producers, environmental risks, drilling and other operating risks, regulatory changes, credit risk of financial counterparties, risks of using third-party transportation and processing facilities and other risks as described in reports that Forest files with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Any of these factors could cause Forest's actual results and plans to differ materially from those in the forward-looking statements.

Forest Oil Corporation is engaged in the acquisition, exploration, development, and production of natural gas and liquids in the United States and selected international locations. Forest's estimated proved reserves and producing properties are located in the United States in Arkansas, Louisiana, Oklahoma, Texas, Utah, and Wyoming. Forest's common stock trades on the New York Stock Exchange under the symbol FST. For more information about Forest, please visit its website at www.forestoil.com.

FOREST OIL CORPORATION Condensed Consolidated Balance Sheets (Unaudited)
	March 31,	December 31,
	2012	2011
ASSETS	(In thousands)

Current assets:
Cash and cash equivalents	$877	$3,012
Accounts receivable	72,734	79,089
Derivative instruments	107,500	89,621
Other current assets	40,241	38,950
Total current assets	221,352	210,672

Net property and equipment	2,782,211	2,651,116

Deferred income taxes	229,293	231,116
Goodwill	239,420	239,420
Derivative instruments	22,040	10,422
Other assets	36,958	38,405
	$3,531,274	$3,381,151

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$224,502	$247,880
Accrued interest	28,669	23,259
Derivative instruments	45,467	28,944
Deferred income taxes	19,667	20,172
Other current liabilities	46,005	20,582
Total current liabilities	364,310	340,837

Long-term debt	1,804,481	1,693,044
Asset retirement obligations	75,659	77,898
Derivative instruments	7,663	-
Other liabilities	76,757	76,259
Total liabilities	2,328,870	2,188,038

Shareholders' equity:
Common stock	11,774	11,454
Capital surplus	2,528,451	2,486,994
Accumulated deficit	(1,319,736)	(1,287,063)
Accumulated other comprehensive loss	(18,085)	(18,272)

Total shareholders' equity	1,202,404	1,193,113

	$3,531,274	$3,381,151

FOREST OIL CORPORATION Condensed Consolidated Statements of Operations (Unaudited)
	Three Months Ended
	March 31,
	2012	2011
	(In thousands, except per share amounts)

Revenues:
Oil, natural gas, and NGL sales	$158,901	$166,310
Interest and other	32	552
Total revenues	158,933	166,862

Costs, expenses, and other:
Lease operating expenses	27,607	23,630
Production and property taxes	11,153	11,606
Transportation and processing costs	3,972	3,651
General and administrative expense	15,384	15,820
Depreciation, depletion, and amortization	66,970	48,544
Ceiling test write-down of natural gas properties in Italy	34,817	-
Interest expense	33,392	38,037
Realized and unrealized (gains) losses on derivative instruments, net	(29,524)	36,246
Other, net	26,920	3,622
Total costs, expenses, and other	190,691	181,156
Loss from continuing operations before income taxes	(31,758)	(14,294)
Income tax	915	(4,373)
Net loss from continuing operations	(32,673)	(9,921)
Net earnings from discontinued operations	-	6,591
Net loss	$(32,673)	$(3,330)

Basic and diluted weighted average shares outstanding	113,821	111,343

Basic and diluted earnings (loss) per common share:
Loss from continuing operations	$(0.29)	$(0.09)
Earnings from discontinued operations	-	0.06
Basic and diluted loss per common share	$(0.29)	$(0.03)

FOREST OIL CORPORATION Condensed Consolidated Statements of Cash Flows (Unaudited)
	Three Months Ended
	March 31,
	2012	2011
	(In thousands)
Operating activities:
Net loss	$(32,673)	$(3,330)
Less: net earnings from discontinued operations	-	6,591
Net loss from continuing operations	(32,673)	(9,921)

Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation, depletion, and amortization	66,970	48,544
Deferred income tax	1,133	(3,974)
Unrealized (gains) losses on derivative instruments, net	(5,312)	49,784
Ceiling test write-down of natural gas properties in Italy	34,817	-
Stock-based compensation	3,017	4,473
Accretion of asset retirement obligations	1,598	1,449
Other, net	2,356	1,858

Changes in operating assets and liabilities:
Accounts receivable	6,355	20,308
Other current assets	(424)	(166)
Accounts payable and accrued liabilities	(11,538)	(3,145)
Accrued interest and other current liabilities	27,260	10,488
Net cash provided by operating activities of continuing operations	93,559	119,698

Investing activities:
Capital expenditures for property and equipment:
Exploration, development, and leasehold acquisition costs	(187,122)	(168,166)
Other fixed assets	(2,512)	(1,875)
Proceeds from sales of assets	899	11,614
Net cash used by investing activities of continuing operations	(188,735)	(158,427)

Financing activities:
Proceeds from bank borrowings	202,000	-
Repayments of bank borrowings	(92,000)	-
Change in bank overdrafts	(17,284)	16,483
Other, net	325	384
Net cash provided by financing activities of continuing operations	93,041	16,867

Cash flows of discontinued operations:
Operating cash flows	-	26,253
Investing cash flows	-	(57,791)
Financing cash flows	-	(1,561)
Net cash used by discontinued operations	-	(33,099)
Effect of exchange rate changes on cash	-	124
Net decrease in cash and cash equivalents	(2,135)	(54,837)

Net increase in cash and cash equivalents of discontinued operations	-	(1,807)
Net decrease in cash and cash equivalents of continuing operations	(2,135)	(56,644)

Cash and cash equivalents of continuing operations at beginning of period	3,012	217,569
Cash and cash equivalents of continuing operations at end of period	$877	$160,925

CONTACT:
Forest Oil Corporation
Larry C. Busnardo, 303-812-1441
Director – Investor Relations